 Las Vegas From Home.com Entertainment Inc. – Software Support Agreement

THIS SOFTWARE SUPPORT AGREEMENT (“this” or “the Agreement”) is entered into this 12th day of April 2011

BETWEEN:

Las Vegas From Home.com Entertainment Inc. with registered office of Suite 1000 – 1177 West Hastings Street, Vancouver, BC, Canada V6E 2K3

(“LVFH”)

OF THE FIRST PART

AND

Intelimax Media Inc. with registered office of Suite 2320 - 555 West Hastings St.
Vancouver, BC, Canada, V6B 4N4

(“Client”)

OF THE SECOND PART

WHEREAS,

A.	The Client is in the business of marketing the brand Gamboozle.com (the “Client’s Business”).
B.	LVFH provides Internet gaming services to various companies; and
C.	The Client wishes to make use of LVFH’s services to conduct the Client’s Business.

NOW THEREFORE, in consideration of the premises and mutual covenants herein set forth, the parties hereto agree as follows:

1.	Representations and Warranties

1.1.	To induce LVFH to enter into this Agreement, the Client represents and warrants that:

1.1.1.	It is duly incorporated, organized and validly existing under the laws of Canada

1.1.2.
It has good and sufficient capacity, power, authority and right to enter into, execute and deliver this Agreement, to complete the transactions contemplated hereby and to duly observe and perform the covenants and obligations contained herein; and

1.1.3.
All necessary corporate action has been taken by the Client to authorize and approve the execution and delivery of this Agreement, the completion of the transactions contemplated hereby and the observance and performance of the covenants and obligations contained herein.

1.2.	To induce the Client to enter into this Agreement, LVFH represents and warrants that:

1.2.1.	It is duly incorporated, organized and validly existing under the laws of Canada;

1.2.2.
It has good and sufficient capacity, power, authority and right to enter into, execute and deliver this Agreement, to complete the transactions contemplated hereby and to duly observe and perform the covenants and obligations contained herein; and

1.2.3.
All necessary corporate action has been taken by LVFH to authorize and approve the execution and delivery of this Agreement, the completion of the transactions contemplated hereby and the observance and performance of the covenants and obligations contained herein.

2.	Definitions

2.1.
“Software” shall mean a proprietary data processing program or micro program consisting of a series or sequence of signals, or instructions, statements, or fonts stored on any media in machine readable form, and any related materials such as, but not limited to, graphics, flow charts, logic diagrams, manuals, and listing, used to facilitate Internet gaming and developed by LVFH.

2.2.	“Client’s Brand” shall mean Gamboozle.com or any other domain owned by the Client for the operation of the Software.

2.3.	“Customer” shall mean a user of the Software.

2.4.
“Hardware” shall mean all the necessary computers, routers, cabling, monitors, hard drives, back-up systems, and other equipment, as determined by LVFH in its absolute discretion, located at its co-location facilities, or other locations designated by LVFH as may be required in order to properly store, distribute and run the Software.

2.5.	“Customer Information” shall mean all data collected and stored by LVFH on Customers including but not limited to name, address, phone number, email address, funds wagered and frequency of wagering.

2.6.
“Customer Account” shall mean a unique password protected account on the Software, controlled by the Customer, which stores the Customer details including any amount of real money and play money funds available for play in games by the Customer using the Software.

2.7.
“Customer Deposits” shall mean real money that is paid to the Client by a Customer, and that are reflected as an equivalent real money credit in their Customer Account. Real money funds reflected in a Customer Account are held in trust by the Client.

2.8.	“Customer Payouts” shall mean real money funds paid to a Customer by the Client.

2.9.
“Confidential Information” shall mean material in the possession of a party hereto which is not generally available to or used by others or the utility or value of which is not generally known or recognized as standard practice, including, without limitation, all financial business and personal data relating to the party, any non-public information about associates, affiliates, subsidiaries, consultants, directors and employees of such party or its, business and marketing plans, strategies and methods, studies, charts, plans, tables and compilations of business industrial information, computer software and computer technology whether patentable, copyrightable or not, which is acquired or developed by or on behalf of such party or its affiliates and associates from time to time.

2.10.
“Core Software Releases” means periodically issued upgrades or new releases of the Software provided by LVFH, at the sole discretion of LVFH, which shall be made available to Client subject to the terms of this Agreement.

2.11.
“LVFH Competitor” means any entity or person who has produced and/or is marketing and/or is operating a software product or service which is in direct competition with, or functionally equivalent to, the Software.

3.	Indemnification

3.1.
The Client acknowledges and agrees that neither LVFH nor any of its shareholders, directors, officers, employees, agents, representatives, associates and affiliates will be liable to the Client or Customers for any special, indirect, consequential, punitive or exemplary damages, or damages for loss of profits or savings, in connection with this Agreement, services or the Hardware or any other information, material or services provided by LVFH to the Client under this Agreement.  If, despite the foregoing limitations, LVFH or any of its shareholders, directors, officers, employees, agents, representatives, affiliates or associates should become liable to the Client or any other person (a “Claimant”) in connection with this Agreement, then the maximum aggregate liability of LVFH, its shareholders, directors, officers, employees, agents,  representatives, affiliates and associates for all such things and to all such parties will be limited to the lesser of the actual amount of loss or damage suffered by the Claimant or the amount of the Client’s fees paid by the Client to LVFH.

3.2.
The Client shall indemnify and save harmless LVFH and its shareholders, directors, officers, employees, agents, contractors, representatives, affiliates and associates (together, the “Indemnified Parties”) from and against all damages, losses, costs and expenses, including actual legal fees and costs, fines and liabilities incurred by or awarded asserted or claimed against any of the Indemnified Parties by any licensing or government agency who licenses, regulates, or otherwise governs the licensing or use of Internet gambling in connection with the Client’s activities under this Agreement, including claims brought by a person using or relying upon any advice given or publication produced and distributed by the Client.

4.	Conditions of Agreement

4.1.	This agreement is granted under the following conditions:

4.1.1.
The Client hereby agrees that this Agreement is not intended and shall not be deemed to grant Client in any right, title and interest in and to the Software, and any copies thereof, and all documentation, code and logic, which describes and/or comprises the Software.

4.1.2.
LVFH shall not be responsible for failure of performance of this Agreement due to causes beyond its control, including, but not limited to, computer hardware or software failures or slowdowns, computer failures or slowdowns, power failures, work stoppages, fires, civil disobedience, riots, rebellions, Acts of God, distributed denial-of-service attack and similar occurrences.

4.1.3.
It is the policy of LVFH to prevent the use of the Software as a “money laundering” vehicle.  The Client warrants that it will undertake all reasonable efforts to prevent persons from using the Software as a money laundering vehicle.  If it is revealed that the Client is purposely allowing or is willfully blind to money laundering, LVFH may forthwith terminate this Agreement without notice and without any recourse to LVFH.

4.1.4.
The Client shall not accept real money wagers from persons residing in Canada or the United States of America, with the exception of fantasy sports, provided it is in compliance with all local, state and federal laws and regulations, and shall implement all measures stipulated by LVFH to ensure that persons residing in Canada and the United States of America are not able to place real money wagers utilizing the Software.

4.1.5.	The Client acknowledges that LVFH shall at its sole discretion determine the jurisdiction under which it will operate in the performance of its services pursuant to this Agreement.

4.1.6.
The Client hereby agrees not to make any announcements or press releases with regard to this Agreement or the Client’s relationship with LVFH without the prior written consent of LVFH. Violation of this provision by the Client  shall constitute grounds for immediate termination of this Agreement

4.1.7.
The Client hereby agrees and acknowledges that the Client is liable for all Customer Deposits and Customer Payouts. LVFH is not liable in any way, either presently or in the future, for Customer Deposits and Customer Payouts.

5.	Term and Termination

5.1.
This Agreement shall commence and be deemed effective on the date when fully executed (the "Effective Date") and shall remain in effect for a period of three years (the “Term”) provided that the Client is not in breach of any of the terms and conditions of this Agreement.  Upon the expiry of the Term, this Agreement may be renewed in writing by mutual consent for a further period of three years.

5.2.
Provided that this Agreement has not been terminated as a result of any breach of the terms and conditions of this Agreement by either party, and notwithstanding  provision 5.1 hereinbefore, Either party may at anytime terminate this Agreement by giving 60 (sixty) days written notice to the other party.

5.3.
LVFH may terminate this Agreement at any time upon five days written notice if the Client is in arrears in the making of payment for any fees due and owing to LVFH (the “Notice Period”).  The Client shall be allowed to cure the breach during the Notice Period, thus pre-empting LVFH’s ability to terminate this Agreement in accordance with this section.

5.4.	Either party may terminate this Agreement at any time upon five days written notice if the other party becomes bankrupt or insolvent or ceases carrying on business for any reason.

5.5.
LVFH may terminate this Agreement at any time upon five days written notice if LVFH or any of its principals, officers, directors, associates or affiliates becomes the subject of third party civil or criminal litigation as a result of the Client’s operations under this Agreement.

5.6.
Upon termination of this Agreement, the Client shall immediately return to LVFH any and all of LVFH’s materials which are in the Client’s possession and/or in the possession of the Client’s agents, employees, principals, directors, representatives and employees.

5.7.
If for any reason this Agreement is terminated, any outstanding amounts due and payable to LVFH, whether invoiced or not, as per section 6 of this Agreement, may be seized and retained by LVFH from any and all of the Client’s funds which are held on hand by LVFH. Any such funds seized by LVFH shall be credited toward those outstanding amounts due.

5.8.
LVFH shall have the right to terminate this Agreement with immediate effect by notice in writing to the Client if any Competitor to LVFH directly or indirectly acquires control of the Client or the Client’s Business. For the purpose hereof, “control” shall mean the direct or indirect management of the Client or the ownership of more than fifty percent (50%) of the voting stock or other ownership interest or otherwise a controlling interest as deemed by LVFH.

5.9.
Upon the expiration or termination of this Agreement, the Client’s right to use LVFH’s services shall immediately end and LVFH may take, at its sole discretion, and at Client’s expense, any such actions as it deems necessary to ensure the Client does not directly or indirectly use LVFH’s services.

6.	Remuneration

6.1.
The Client shall pay to LVFH a monthly fee (the “Ongoing Maintenance Fee”) of twenty five thousand Canadian dollars (CAD$25,000) plus HST. The payment for the Ongoing Maintenance fee shall be made to LVFH on or before 5th day of the month for the current month. The Ongoing Maintenance Fee shall commence when the Software is made available to Client’s Customers.

6.2.
The Client shall pay to LVFH an additional monthly variable fee (“Monthly Variable Fee”) based on the following scale. The payment for the Monthly Variable Fee shall be made to LVFH on or before 5th day of the month for the current month. The Monthly Variable Fee shall commence when the software is made available to Client’s Customers.

Average Number of Simultaneous Users in a Calendar Month	Monthly Variable Fee Payable to LVFH
First 1,000 users	Included in the Ongoing Maintenance fee as defined in section 6.1
Each set of 1000 users or part thereafter	CAD$2,000 plus HST

For further clarity, as an example, if in a given month the Average Number of Simultaneous Users was 2,500, the Monthly Variable Fee payable shall be CAD $2,000 plus HST for users 1001-2000, plus CAD$2,000 plus HST for users 2001- 2500, for a total Monthly Variable Fee of CAD$4,000 plus HST. The Average Number of Simultaneous Users is calculated on a 24 hour a day, 7 days a week basis.

7.	Confidentiality

7.1.
Both parties shall not disclose, publish, or disseminate Confidential Information to anyone other than those of its employees or others with a need to know, and both parties agree to take reasonable precautions to prevent any unauthorized use, disclosure, publication, or dissemination of Confidential Information.  The Client agrees not to use Confidential Information otherwise for its own or any third party’s benefit without the prior written approval of an authorized representative of LVFH in each instance.

7.2.
LVFH shall not disclose, publish, or disseminate Customer Information to anyone other than those of its employees with a need to know, and LVFH agrees to take reasonable precautions to prevent any unauthorized use, disclosure, publication, or dissemination of Customer Information.  LVFH agrees not to use Customer Information otherwise for its own or any third party’s benefit without the prior written approval of an authorized representative of the Client in each instance.

7.3.
All Confidential Information, and any Derivatives thereof created by LVFH, remains the property of LVFH and no license or other rights to Confidential Information is granted or implied hereby.  For purposes of this Agreement, “Derivatives” shall mean: (a) for copyrightable or copyrighted material, any translation, abridgement, revision or other form in which an existing work may be recast, transformed or adapted; (b) for patentable or patented material, any improvement thereon; and (c) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent and/or trade secret.

7.4.
Notwithstanding anything in this Agreement, LVFH shall be allowed to use Customer Information for the purpose of fulfilling its reporting obligations as a subsidiary of a public company.  LVFH shall also be allowed to use Customer Information in a statistical form so long as it does not identify individuals or specific companies.

7.5.
Neither party shall disclose the contents of this Agreement to any third party who is not bound to maintain confidentiality between the parties unless otherwise required by law.  Each client acknowledges that disclosure of the terms of this Agreement to third parties will cause considerable damages to the other party hereto, which will constitute a material breach of this Agreement. Upon such an event the non-disclosing party shall have the right to terminate this Agreement without any recourse to such party by giving five days written notice of termination to the other party hereto.

8.	Services to be Provided by LVFH

8.1.	Hardware and Hosting

8.1.1.	LVFH shall supply and maintain the Hardware as defined in this Agreement

8.1.2.	LVFH shall supply the office space required to house the Hardware.

8.1.3.	The Hardware shall, at all times, remain the property of LVFH.

8.1.4.	LVFH shall supply an appropriate connection to the Internet with sufficient bandwidth to properly operate the Software. LVFH shall pay for all bandwidth costs.

8.1.5.
The Client acknowledges that from time to time, as a result of software failures or slowdowns, Internet failures or slowdowns, power failure, distributed denial-of-service attack, hardware failure, supplier failures, or Acts of God, the services provided under this Agreement by LVFH may be temporarily disrupted.  The Client acknowledges and agrees that neither LVFH nor any of its shareholders, directors, officers, employees, agents, representatives, affiliates or associates will be liable to the Client or any Customers for any special, indirect, consequential, punitive or exemplary damages, or damages for loss of profits or savings, in connection with these temporary disruptions.

8.1.6.
The Client acknowledges that LVFH’s ability to perform its obligations under this Agreement is subject to government licensing in whatever jurisdiction LVFH may choose to operate. LVFH shall not be held liable for any damages of any kind whatsoever that may result from changes in government legislation or policy.

8.1.7.	LVFH shall supply the hosting for the Client’s website at www.gamboozle.com and Client’s corporate website at www.intelimax.com.

8.2.	The Software

8.2.1.	LVFH shall install the Software on the Hardware.

8.2.2.	LVFH shall allow Customers to download from the Internet the portion of the Software necessary for the Customer to play Games.

8.3.	Customer Data and Customer Reporting

8.3.1.	LVFH shall maintain a database containing the Customer Information.

8.3.2.
The Customer Information shall remain the property of the Client and will be made available to the Client via a password protected administration web site (the “Administrative Site”) for use by the Client.

8.3.3.	LVFH shall archive and maintain the Customer Information for a period of two years.

8.3.4.	LVFH, in its sole discretion, may destroy any portion of the Customer Information that LVFH deems to be no longer relevant.

8.3.5.
The Client shall have the right to request the creation of additional custom reports (the “Custom Reports”). Upon LVFH’s receipt of a written request for a Custom Report, LVFH will provide the Client with a written quotation, specifying the cost and terms, for creating the Custom Report. The creation of any Custom Report shall be at the sole discretion of LVFH.

8.4.	Customer Support

8.4.1.	LVFH shall supply the customer support via email, for the Customer during the term of this Agreement (the “Customer Support”).

8.4.2.	LVFH shall determine the number of staff required to supply Customer Support in its absolute discretion.

8.4.3.	Customer Support shall be in the English language only.

8.4.4.	The Client hereby agrees that the specific content, format and manner of Customer Support communications shall be at the sole discretion of LVFH.

8.5.	Client Support

8.5.1.
LVFH shall supply the Client support, via the email and telephone, for the Client during the term of this Agreement (the “Client Support”). Client Support is available Monday to Friday, 9am to 5pm PST, and not available on Public Holidays, as defined by the country of Canada (the “Client Support Hours”).

8.5.2.	LVFH shall determine the number of staff required to supply Client Support in its absolute discretion.

8.6.	Software Modifications and Upgrades

8.6.1.	LVFH will provide Core Software Releases to the Client at the sole and exclusive discretion of LVFH.

8.6.2.
The Client shall have the right to request additional custom modifications to the Software (the “Custom Modifications”). Custom Modifications shall include but are not limited to graphical modifications to software elements, graphical modifications to the website, and functional modifications. Upon LVFH’s receipt of a written request for a Custom Modification, LVFH will provide the Client with a written quotation, specifying the costs and terms for creating the Custom Modification. The creation of any Custom Modification shall be at the sole and exclusive discretion of LVFH.

8.6.3.
LVFH may freely use any suggestions and improvements related to the Software that are provided by the Client to LVFH in connection with this Agreement. The Client hereby agrees that should LVFH at its sole and exclusive discretion choose to implement or develop such suggestions or improvements, the intellectual property rights of such suggestions or improvements shall irrevocably vest into LVFH.

8.7.	The Website

8.7.1.	LVFH shall supply the updates for the website at www.gamboozle.com, provided that the content, design and graphics are supplied by the Client.

8.8.	Client’s Corporate Website

8.8.1.	LVFH shall supply the updates for the Client’s corporate website at www.intelimax.com, provided that the content, design and graphics are supplied by the Client.

9.	Obligations of the Client

9.1.	Marketing of the Software

9.1.1.	The Client shall be solely and exclusively responsible for all marketing of the services and products offered through the Software, and the management of such marketing.

9.1.2.
The Client hereby agrees that LVFH may, at its absolute and sole discretion, request in writing that the Client ceases and terminates particular marketing activities or campaigns that LVFH deems to be inappropriate (the “’Marketing Termination Request”). Failure by the Client to act on a Marketing Termination Request to the satisfaction of LVFH within 5 business days shall constitute grounds for the termination of this Agreement.

9.1.3.	LVFH is not responsible for tracking or maintaining any records or data with respect to marketing.

9.2.	Regulatory Issues

9.2.1.
The Client shall indemnify LVFH and its shareholders, affiliates, associates, subsidiaries and related parties for any reasonable and actual legal costs, and fines that arise as a result of the Client choosing to market to any jurisdiction that determines or has determined that Internet wagering is illegal.

9.3.	The Website

9.3.1.	The Client shall be fully responsible for the design, graphics and content of the website at www.gamboozle.com.

9.3.2.	The Client shall be fully responsible and shall pay for any and all additional Internet domain names and SSL Certificates that the Client deems necessary to properly market and operate the Software.

9.3.3.	LVFH shall not in any way be held responsible for the design or content of the website utilized by the Client.

9.3.4.	The Client shall provide the Terms and Conditions of Play on the website which must be approved by LVFH.

9.4.	Client’s Corporate Website

9.4.1.	The Client shall be fully responsible for the design, graphics and content of the website at www.intelimax.com.

9.5.	Payment Processing Fees

9.5.1.
Any operational or administrative cost or expense associated with accepting deposited funds, purchasing subscription and any transactions involving balance transfer from Customers (the “Transaction Fees”) will be payable by the Client, including all related or associated fees, including but not limited to charge backs.

9.6.	Brand

9.6.1.	The Client shall be fully responsible for designing the brand and logo of Client’s Brand.

9.7.	Sports Data Feed

9.7.1.	The Client shall provide a sports data feed service to be used by the Software and shall be fully responsible for all cost and expenses related to the sports data feed service.

9.8.	Non-Competition

9.8.1.
During the term of this Agreement, the Client undertakes and warrants not to directly or indirectly enter into any Agreement or understanding whatsoever, whether written or oral, with any competitor of LVFH, its shareholders, affiliates, associates, subsidiaries and related parties for the similar services performed by LVFH hereinbefore, and its shareholders, affiliates, associates, subsidiaries and related parties in any on-line and / or land-based activity or promotion. Furthermore, during the term of this Agreement, the Client undertakes and warrants that it will not under any circumstances whatsoever directly or indirectly conceive, invent, copy, develop, produce or acquire any of the on-line products or similar products as those offered by LVFH and its shareholders, affiliates, subsidiaries and related parties.

9.9.	Non-Solicitation

9.9.1.
The Client agrees and warrants not to directly or indirectly solicit, interfere with, induce, encourage or endeavor to entice away from LVFH and its shareholders, affiliates, subsidiaries and related parties any customer or any person, Client, business partner, firm or corporation in the habit of dealing with the LVFH and its shareholders, affiliates, subsidiaries and related parties, or interfere with or entice away any director, officer or employee of LVFH or its shareholders, affiliates, subsidiaries and related parties.

10.	General Provisions

10.1.	Notices

10.1.1.
Unless otherwise provided in this Agreement, any notice provided for under this Agreement shall be in writing and shall be sufficiently given if delivered personally, or if sent via email which shall be deemed received upon confirmation of the email sent, or if transmitted by facsimile which shall be deemed received upon confirmation of the actual transmission of the facsimile, or if mailed by prepaid registered post which shall be deemed received upon the actual delivery to the recipient addressed to the parties at their respective addresses set forth below or at such other addresses as may be specified from time to time by notice:-

To LVFH:          Las Vegas From Home.com Entertainment Inc.
Suite 1000 – 1177 West Hastings Street
Vancouver, BC, Canada V6E 2K3

To the Client:     Intelimax Media Inc.
Suite 2320 - 555 West Hastings St.
Vancouver, BC, Canada, V6B 4N4

10.2.	Entire Agreement and Schedules

10.2.1.
The parties agree that this Agreement constitutes the complete and exclusive statement of the terms and conditions between the Client and LVFH covering the performance hereof and cannot be altered, amended or modified except in writing executed by a duly authorized representative of each party.  The Client further agrees that any terms and conditions of any purchase order or other instrument issued by the Client in connection with this Agreement which is in addition or inconsistent with the terms and conditions of this Agreement shall not be binding on LVFH and shall not apply to this Agreement.

10.3.	Arbitration

10.3.1.
Any dispute in connection with this Agreement shall be settled by arbitration in accordance with any Arbitration Act that shall be mutually agreed upon between the parties; provided, however, should any dispute arise under this Agreement, the parties shall endeavor to settle such dispute amicably between themselves.  In the event that the parties fail to agree upon an amicable solution, such dispute shall be finally determined by arbitration as aforesaid.

10.4.	Good Faith

10.4.1.	The parties acknowledge to one another that each respectively intends to perform its obligations as specified in this Agreement in good faith.

10.5.	Parties to Act Reasonably

10.5.1.
The parties agree to act reasonably in exercising any discretion, judgment, approval or extension of time that may be required to affect the purpose and intent of this Agreement.  Whenever the approval or consent of a party is required under this Agreement, such consent shall not be unreasonably withheld or delayed.

10.6.	Governing Law

10.6.1.
This Agreement and all Schedules shall be governed by and construed in accordance with the laws of Canada and the Client hereby attorns to the exclusive jurisdiction of the courts of Canada,  notwithstanding any other provision expressed or implied in this Agreement.

10.7.	Time to be of the Essence

10.7.1.	Time shall be of the essence of this Agreement.

10.8.	Number and Gender

10.8.1.
In this Agreement the use of the singular number includes the plural and vice versa, the use of any gender includes all genders, and the word “person” includes an individual, a trust, a partnership, a body corporate and politic, an association and any other incorporated or unincorporated organization or entity.

10.9.	Captions

10.9.1.
Captions or descriptive words at the commencement of the various sections are inserted only for convenience and are in no way to be construed as a part of this Agreement or as a limitation upon the scope of the particular section to which they refer.

10.10.	Non-Assignability and Non-Transferability

10.10.1.
This Agreement is personal to the Client, and the Client may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of LVFH, and such consent may be unreasonably withheld by LVFH.  In the event that LVFH provides its written consent to the Client, then the Client may delegate the performance of any of its obligations hereunder to any corporation which controls or is controlled by or is under the common control with the Client.

10.11.	Assignability and Transferability

10.11.1
At any time during the term of this Agreement, LVFH may at its sole discretion, assign or transfer this Agreement to any of its affiliates, associates or related parties, without obtaining the approval of the Client.

10.12.	Benefit

10.12.1.	This Agreement shall ensure to the benefit of and be binding upon the parties herein, and their successors and permitted assigns.

10.13.	Waiver

10.13.1.
No condoning, excusing or waiver by any party hereto of any default, breach of non-observance by any other party hereto, at any time or times with respect to any covenants or conditions herein contained, shall operate as a waiver of that party’s rights hereunder with respect to any continuing or subsequent default, breach or nonobservance, and no waiver shall be inferred from or implied by any failure to exercise any rights by the party having those rights.

10.14.	Further Assurance

10.14.1.
Each of the parties hereto hereby covenants and agrees to execute such further and other documents and instruments and to do such further acts and other things as may be necessary to implement and carry out the intent of this Agreement.

10.15.	Cumulative Rights

10.15.1.
All rights and remedies of LVFH are cumulative and are in addition to and shall not be deemed to exclude any other rights or remedies allowed by law except as specifically limited hereby.  All rights and remedies may be exercised concurrently.

10.16.	Prior Agreements

10.16.1.
Except as specifically provided for herein this Agreement contains all of the terms agreed upon by the parties with respect to the subject matter herein and supersedes all prior agreements, assumptions, arrangements and understandings with respect thereto, whether oral or written.

10.17.	Severability

10.17.1.
If any part of this Agreement is unenforceable because of any rule of law or public policy, such unenforceable provision shall be severed from this Agreement, and this severance shall not affect the remainder of this Agreement.

10.18.	No Partnership

10.18.1.
Notwithstanding anything in this Agreement, no part of this Agreement, nor the Agreement as a whole shall be construed as creating a partnership or agency relationship between the parties.  If any part of this Agreement should become construed as forming a partnership or agency relationship, that part shall be amended such that no partnership or agency relationship is created, but that part achieves what it was originally intended to achieve.

10.19.	Dollar Amounts

10.19.1.	All references to money or specific dollar amounts in this Agreement are in Canadian Dollars.

10.20.	Interpretation

10.20.1.
In the interpretation of this Agreement or any provision hereof, no inference shall be drawn in favor of or against any party by virtue of the fact that one party or its agents may have drafted this Agreement or such provision.

10.21.	Facsimile

10.21.1.	This Agreement may be executed by facsimile and if so executed shall be legal, valid and binding on the parties to this Agreement.

10.22.	Force Majeure

10.22.1.
Except for the Client’s payment obligations under Section 6 of this Agreement, neither party shall be liable to each other for any delay or failure to perform any material obligation under this Agreement, if the delay or failure is due to an event or events beyond its reasonable control including, but not limited to, war, strikes, fires, floods, Acts of God, governmental restrictions or changes, power slowdowns or failures,  computer slowdowns or failures, software slowdowns or failures or damage or destruction of any network facilities or servers.

10.23.	Press Releases

10.23.1.
The parties hereto agree that they may issue press releases announcing this Agreement, provided that such press releases comply with the confidentiality requirements of this Agreement, and that each party provides reasonable advance notice of the contents of its respective press release and reasonably cooperates with the other party as to revisions suggested by the other party.

     [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties hereto have hereunder executed this Agreement as of the day and year first above written.

Witnessed by:		For and on behalf of:

	) )	Las Vegas From Home.com Entertainment Inc.
/s/ Robert Bell	)	/s/ Jake Kalpakian
Signature of Witness	)	Authorized Signatory

Robert Bell, Operations Manager	)	Jake Kalpakian, President
[Print name of Witness]	)	[Print name of Authorized Signatory]

Witnessed by:		For and on behalf of:

	) )	Intelimax Media Inc.
/s/ Carol Little	)	/s/ Glen Little
Signature of Witness	)	Authorized Signatory

Carol Little	)	Glen Little, President
[Print name of Witness]	)	[Print name of Authorized Signatory]